EXHIBIT 99.1

Lightwave Logic Chairman & CEO, Tom Zelibor Provides Year-End Update to Shareholders

December 31, 2012

Reports Significant Progress Toward Commercialization of Groundbreaking Organic Nonlinear Electro-Optical and All-Optical Polymers
Re-signs Dr. Fred Leonberger as Scientific Advisor for 2013
Reports Issuance of New Patent

NEWARK, Del., Dec. 31, 2012 /PRNewswire/ -- Tom Zelibor, Chairman and Chief Executive Officer of Lightwave Logic, Inc. (OTC: LWLG), a technology company focused on the development of a Next Generation Non Linear Optical Polymer Materials Platform for applications in high speed fiber-optic data communications and optical computing, provided the following comprehensive year-end update to shareholders:

2012 has been a key turnaround year for Lightwave Logic.  As we enter 2013, we are a much more focused enterprise with significant activities in progress that are moving us forward in several of our areas of operation.

Business Analysis/Rationalization

As we disclosed at the 2012 annual shareholder meeting and in subsequent updates, we've spent a significant amount of time analyzing and rationalizing all of the major components of our business; reorganized operations; added key personnel; consolidated our university collaborations; and made significant investments in capital equipment, including the construction of a new chemical synthesis laboratory and a separate optical testing facility.  This involved a complex, coordinated effort that involved the entire team, which we successfully implemented in record time.

Commercialization Efforts

On the commercialization front, we have made significant advances in our next generation non- linear optical polymer material platform including the ability to purify Perkinamine NRTM, achieving a crystalline structure with 98.9% purity, which is vital to be able to manufacture commercial quantities of our materials. In addition, in order to alter the molecule's properties for expanded commercial uses, we needed to know exactly what molecular structures we were changing. We will follow the same process with the balance of our PerkinamineTM Family of chromophores later.

Through our collaboration with Dr. Alan Mickelson at the University of Colorado Boulder, we have significantly advanced our microelectronics effort using Perkinamine IndigoTM, which has given us the ability to make exceptional quality polymer films at specified thicknesses that are almost 50% thinner than what we have previously been able to achieve. We are presently testing the electro-optical activity and experimenting with different chromophore loading percentages to determine the effect on the electro-optic activity before we coat proprietary devices. It is critical for us to establish repeatability in our process prior to final testing by our potential customer.

The ability to make quality films was one of the problems that that we identified as a common denominator impacting our progress. We now believe that we have solved this and should reignite progress in some of our other prototype projects like the spatial light modulator that has been delayed for the same reason.

It is important for you to understand that in the process of commercializing our technology, there are various processes that we must master and I caution you to not misconstrue comments that can easily be taken out of context. For example, being done with the initial synthesis of a material does not mean we are done testing its characteristics and does not mean we are done with fabricating a device with it. Each device has its own particular specifications that can generate numerous engineering hurdles to overcome.

We are proceeding toward our goal of developing an all-optical switch using Perkinamine NRTM for an Intelligence Community customer of Celestech. We have submitted various white papers, however, certain issues regarding security clearances have prevented us from directly interfacing with their customer. That may not make sense to you since I have an extensive background in this area. However, pursuant to DOD 5220.22-R, Industrial Security Regulation (ISR), and DOD 5220.22-M, National Industrial Security Program Operating Manual (NISPOM), in order to reactivate my current security clearance, we need to be engaged in an active contract that requires a certain clearance level. This would result in the issuance of a DD Form 254, Contract Security Classification Specification for me. We are presently attempting to work our way around this obstacle to obtain the necessary clearances.

We are very excited by the commercial prospects here, especially after the Air Force Research Lab confirmed a femtosecond response time in our Perkinamine NRTM. As you may recall, Lehigh University could only determine a picosecond response time due to the capability of their equipment. This is 1,000 times faster than previously thought.

Patent/Personnel Update

US Patent No. 8,298,326 Tricyclic Spacer Systems for Nonlinear Optical Devices

On October 30, 2012, the United States Patent Office (USPTO) issued Patent No. 8,298,326, titled:  Tricyclic Spacer Systems for Nonlinear Optical Devices to Lightwave Logic. The claim in this divisional patent was originally part of a previously issued patent. The USPTO will not allow multiple inventions within a single patent. This is our third issued patent.

Our spacer systems are an important component of our company's intellectual property and improve the solubility of its chromophores (dyes) that must be dissolved into organic polymer substrates.  Chromophores are organic materials that impart light sensitivity to the resulting organic nonlinear polymer, but have a tendency dimerize. This term describes a tendency of opposite ends of the molecule to be strongly attracted to each other. Spacer systems prevent this from happening and are necessary for the polymer to be subsequently poled. Poling causes the alignment of the electro-optic polymer's molecules, which is necessary to facilitate the switching of light.

We are also pleased to inform you that Dr. Fred Leonberger has accepted our offer to remain as a senior advisor to our company for an additional year. Fred has agreed to expand his role to be an advisor to our Board of Directors, as well. Fred is a world-renowned expert in optical devices and is a key contributor to our efforts to manufacture commercial devices. He is currently actively engaged in the due diligence efforts we are conducting on companies we are considering for future business combinations. I cannot emphasize enough the value and expertise that Fred brings to our company.

I would also like to inform you that as a result of the progress we have made with our materials development this past year, we are moving our current Chief Technology Officer, Lou Glasgow, to part-time status. This is not saying that we have solved all of our materials issues; since Lou will remain significantly involved with materials development along with the additional organic synthesis capability we obtained with the addition of Babu Sundar to our team. However, the CTO role is evolving to require more focus and expertise with optical devices and commercialization, rather than material development, and I do not see a need at this time to expend the cash (we have enough cash on hand to get us through 3rd quarter of 2013) for a full-time position, given these circumstances. Furthermore, in connection with our effort to engage in a business partnership/acquisition, a by-product of that transaction could likely provide us with a person who has optical device expertise and could assume a full-time CTO role with our company to focus on the practical aspect of devices and commercialization.

Corporate Developments

As you were informed you at our August 2012 shareholder meeting, we have identified and entered into substantive negotiations with a potential business partner/acquisition target that fits most of our major business criteria. We have recently concluded a detailed analysis of the business synergies and we are excited by the potential. I am not at liberty to discuss any details at this time, except that we are moving the negotiations forward and we remain hopeful that we can reach an agreement, although we cannot guarantee you at this time that an agreement will occur. The timeline to conclusion is hard to predict due to the many variables and number of people involved, but we are working hard to make it happen.

With so many game-changing opportunities arising as we move our company forward, we are discussing the possibility of scheduling a conference call in the next month or so to provide our shareholders with additional information and the opportunity to submit their own questions. I am excited about our prospects for 2013. We appreciate your support and wish everyone the very best for a prosperous New Year.

"Powered by Lightwave Logic"
Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website,www.lightwavelogic.com for more information.

Safe Harbor Statement
The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.

For Further Information Contact:
Steven Cordovano
Lightwave Logic
203-952-6373
steve@lightwavelogic.com